  Exhibit 99.1

Company Contact:
Hayden IR
James Carbonara
james@haydenir.com
(646)-755-7412

BK Technologies Announces Q3 Revenue of $12.8 Million, Up 8% Year-Over-Year, Operating Income of $1.0 Million, Up 253% Year-Over-Year

WEST MELBOURNE, FL - November 12, 2020 / BK Technologies Corporation (NYSE American: BKTI) today announced financial and operating results for the third quarter and nine months ended September 30, 2020. The Company will host a conference call today, November 12, 2020 at 9:00AM eastern time.

Tim Vitou, BK’s President, commented, “We had a solid third quarter. Revenue grew 8% and operating income surged 253%, benefitting from our recent restructuring and the related expense reductions. Operating margins more than tripled to 8.2%, as third quarter results offer a glimpse at the earnings power in our business model under our new expense structure.”

Mr. Vitou continued, “We are laser-focused on continuing to grow top line revenue and leverage our current cost structure to increase bottom-line profits. We plan to execute against that goal, growing revenue and thereby earnings, at an even higher rate three ways: 1) through increased sales of existing products; 2) through ramping sales of our BKR 5000, launched in Q3 and already off to a good start with a $1.1 million sale in October; and 3) with the launch of the BKR 9000 next year, which addresses a much greater market with exponentially larger contract opportunities. Our existing, newly launched, and future growth engines enable us to create substantial short-term and long-term shareholder value, as third quarter results demonstrate.”

Q3 2020 and Recent Operational Highlights

Announced the market introduction of the BKR 5000 portable radio; the first model in the new BKR Series of APCO Project 25 Land Mobile Radio products and solutions.

Received an order totaling approximately $1.1 million from an agency of the state of Tennessee for BK’s new BKR 5000 Digital P-25 portable radio.

Received an order totaling approximately $1.1 million from the National Interagency Fire Center (NIFC) for BK’s KNG2-Series Digital P-25 portable radios with related accessories.

Awarded a contract for up to $4.2 million from an electric utility agency of the U.S. Department of Energy (DoE) for BK’s KNG2 and KNG Digital P-25 portable and mobile radios with related accessories, which will be deployed at more than 35 sites in the U.S

Third Quarter 2020 Financial Highlights

Revenue totaled approximately $12.8 million, compared with approximately $11.8 million for the third quarter last year. Operating income totaled approximately $1.0 million compared with operating income of approximately $295,000 for the third quarter last year.

Net income was approximately $678,000, or $0.05 per basic and diluted share, compared with net income of approximately $238,000, or $0.02 per basic and diluted share, for the third quarter last year.

Nine Month 2020 Highlights

Revenue totaled approximately $33.6 million, compared with approximately $32.7 million for the same period last year.
Operating income for the nine months ended September 30, 2020 was approximately $158,000, compared with an operating loss of approximately $2.0 million for the nine-month period last year.

Net loss for the nine months ended September 30, 2020 totaled approximately $817,000, or a loss of $0.07 per basic and diluted share, compared with a net loss of approximately $1.3 million, or $0.10 per basic and diluted share, for the nine-month period last year.

For the nine months ended September 30, 2020, we recognized an unrealized loss of approximately $797,000 on our investment in 1347 Property Insurance Holdings, Inc., compared with an unrealized gain of $186,000 for the same period last year.

As of September 30, 2020, working capital totaled approximately $14.4 million, of which approximately $12.2 million was comprised of cash, cash equivalents and trade receivables. As of December 31, 2019, working capital totaled approximately $14.5 million, of which approximately $8.6 million was comprised of cash, cash equivalents and trade receivables. During the first nine months of 2020, we reduced inventory by approximately $5.0 million, or 37.6% from the start of the year, which was a primary factor enabling us to generate positive cash flow from operations.

Conference Call and Webcast

The Company will host a conference call and webcast for investors at 9:00 a.m. Eastern Time, on Thursday, November 12, 2020. Shareholders and other interested parties may participate in the conference call by dialing 844-602-0380 (international/local participants dial 862-298-0970) and asking to be connected to the “BK Technologies Corporation Conference Call” a few minutes before 9:00 a.m. Eastern Time on November 12, 2020. The call will also be webcast at http://www.bktechnologies.com. An online archive of the webcast will be available on the Company’s website for 30 days following the call at http://www.bktechnologies.com.

A replay of the conference call will be available one hour after the completion of the call until November 19, 2020 by dialing 877-481-4010 PIN# 38307 (international/local participants dial 919-882-2331 PIN# 38307).

About BK Technologies

BK Technologies Corporation is an American holding company deeply rooted in the public safety communications industry, with its operating subsidiary manufacturing high-specification communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies. BK Technologies is honored to serve our public safety heroes with reliable equipment when every moment counts. The Company’s common stock trades on the NYSE American market under the symbol “BKTI”. Maintaining its headquarters in West Melbourne, Florida, BK Technologies can be contacted through its web site at www.bktechnologies.com or directly at 1-800-821-2900.

Forward-Looking Statements

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks, some of which have been, and may further be, exacerbated by the COVID-19 pandemic, include, among others, the following: changes or advances in technology; the success of our land mobile radio product line;successful introduction of new products and technologies, including our ability to successfully develop and sell our anticipated new multiband product and other related products in the planned new BKR Series product line;competition in the land mobile radio industry; general economic and business conditions, including federal, state and local government budget deficits and spending limitations, any impact from a prolonged shutdown of the U.S. Government, and the ongoing effects of the COVID-19 pandemic; the availability, terms and deployment of capital; reliance on contract manufacturers and suppliers;risks associated with fixed-price contracts;heavy reliance on sales to agencies of the U.S. Government and our ability to comply with the requirements of contracts, laws and regulations related to such sales;allocations by government agencies among multiple approved suppliers under existing agreements;our ability to comply with U.S. tax laws and utilize deferred tax assets;our ability to attract and retain executive officers, skilled workers and key personnel;our ability to manage our growth; our ability to identify potential candidates for, and consummate, acquisition, disposition or investment transactions, and risks incumbent to being a noncontrolling interest stockholder in a corporation; the impact of the COVID-19 pandemic on the companies in which we hold investments; impact of our capital allocation strategy;risks related to maintaining our brand and reputation;impact of government regulation; rising health care costs; our business with manufacturers located in other countries, including changes in the U.S. Government and foreign governments’ trade and tariff policies, as well as any further impact resulting from the COVID-19 pandemic; our inventory and debt levels; protection of our intellectual property rights; fluctuation in our operating results and stock price; acts of war or terrorism, natural disasters and other catastrophic events, such as the COVID-19 pandemic; any infringement claims; data security breaches, cyber-attacks and other factors impacting our technology systems;availability of adequate insurance coverage; maintenance of our NYSE American listing; risks related to being a holding company; and the effect on our stock price and ability to raise equity capital of future sales of shares of our common stock. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, its Quarterly Report on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, September 30, 2020 and in the Company’s other filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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(Financial Tables to Follow)

BK TECHNOLOGIES CORPORATION
Condensed Consolidated Statements of Income
(In thousands, except share and per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2020	2019	2020	2019

Sales, net	$12,760	$11,805	$33,586	$32,743

Expenses
Cost of products	7,560	6,699	20,163	19,499
Selling, general and administrative expenses	4,158	4,811	13,265	15,247
Total expenses	11,718	11,510	33,428	34,746

Operating income (loss)	1,042	295	158	(2,003)

Other (expense) income:
Interest (expense) income	(6)	33	(4)	134
(Loss) gain on investment in securities	(291)	(258)	(797)	186
Other expense	(65)	(85)	(144)	(98)
Total other (expense) income	(362)	(310)	(945)	222

Income (loss) before income taxes	680	(15)	(787)	(1,781)

Income tax (expense) benefit	(2)	253	(30)	454

Net income (loss)	$678	$238	$(817)	$(1,327)

Net earnings (loss) per share - basic	$0.05	$0.02	$(0.07)	$(0.10)
Net earnings (loss) per share - diluted	$0.05	$0.02	$(0.07)	$(0.10)

Weighted average common shares outstanding - basic	12,505,096	12,696,273	12,518,587	12,725,793
Weighted average common shares outstanding - diluted	12,517,493	12,709,057	12,518,587	12,725,793

BK TECHNOLOGIES CORPORATION
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,381	$4,676
Trade accounts receivable, net	5,778	3,964
Inventories, net	8,426	13,513
Prepaid expenses and other current assets	1,455	1,733
Total current assets	22,040	23,886

Property, plant and equipment, net	3,701	3,964
Right-of-use (ROU) asset	3,013	2,885
Investment in securities	1,838	2,635
Deferred tax assets, net	4,272	4,373
Other assets	122	197

Total assets	$34,986	$37,940

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,129	$5,310
Accrued compensation and related taxes	1,428	1,271
Accrued warranty expense	911	1,248
Accrued other expenses and other current liabilities	660	479
Dividends payable	250	252
Short-term lease liability	496	369
Note payable - current portion	81	78
Deferred revenue	667	369
Total current liabilities	7,622	9,376

Note payable, net of current portion	268	328
Long-term lease liability	2,829	2,606
Deferred revenue	2,622	2,354
Total liabilities	13,341	14,664

Commitments and contingencies

Stockholders' equity:
Preferred stock; $1.00 par value; 1,000,000 authorized
shares; none issued or outstanding	-	-
Common stock; $0.60 par value; 20,000,000 authorized shares;
13,962,366 and 13,929,381 issued and 12,596,923 and 12,596,923
outstanding shares at September 30, 2020 and December 31, 2019, respectively	8,377	8,357
Additional paid-in capital	26,281	26,095
Accumulated deficit	(7,611)	(6,043)
Treasury Stock, at cost, 1,450,400 and 1,332,458 shares at
September 30, 2020 and December 31, 2019, respectively	(5,402)	(5,133)

Total stockholders' equity	21,645	23,276

Total liabilities and stockholders' equity	$34,986	$37,940